Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

     Investor Contact:
     Tami Stegmaier
     (949) 442-1070 x 3093
     tami@srslabs.com

SRS LABS REPORTS 2005 SECOND QUARTER RESULTS

Solid Performance by Licensing Business Segment Drives Net Income

SANTA ANA, Calif., August 11, 2005 - SRS Labs, Inc. (NASDAQ: SRSL), one of the world’s leading providers of audio technology solutions, today reported operating results for the second quarter and six months ended June 30, 2005.

For the second quarter ended June 30, 2005, the company reported consolidated revenue of $6.1 million, compared to $5.4 million for the same quarter in 2004.  The 12 percent increase in consolidated revenue for the second quarter 2005 from the same period last year is attributable to a 42 percent increase in licensing revenues as a result of the company’s successful implementation of its market diversification strategy. Net income for the quarter more than doubled to $514 thousand, or $0.03 diluted earnings per share, compared to net income of $230 thousand, or $0.01 diluted earnings per share, for the same period last year.

The company reported record licensing revenue of $3.5 million in the second quarter of 2005, an increase of 42 percent over revenue of $2.5 million in the second quarter of 2004.  Semiconductor revenue from the company’s Hong Kong-based subsidiary, Valence Technologies Limited, was $2.5 million, down $411 thousand from last year’s second quarter revenue of $2.9 million.

SRS Labs reported consolidated gross margin of 82 percent for the second quarter 2005, compared to 80 percent reported for the same period last year.  Operating expenses increased $575 thousand over the same quarter last year due to new sales and marketing personnel, research and development headcount, costs associated with customer support, and increased professional fees. The company reported income from operations of $503 thousand, an increase of $61 thousand over the $442 thousand income from operations reported in the second quarter of 2004.  Contributing to the year-over-year increase in net income was a decrease in tax expense resulting from international tax planning and relief of withholding tax on royalties earned in Japan.

For the six months ended June 30, 2005, SRS Labs reported consolidated revenue of $11.3 million with a net income of $735 thousand, or $0.05 per diluted share, compared to revenue in the same period last year of $10.8 million and a net income of $205 thousand or $0.01 per diluted share.  The company’s balance sheet remained strong at quarter end with no external debt. Cash, cash equivalents and long-term investments were $24.1 million at June 30, 2005.  The company generated net cash from operations of approximately $839 thousand for the year-to-date.

Business Summary
SRS Labs’ chairman and CEO Thomas C.K. Yuen said: “During the past quarter, we grew our revenue year-over-year by 12 percent, and more than doubled our net income to $514 thousand or $0.03 per diluted share.  Our licensing business achieved another record quarter, with revenue growing 42 percent over the second quarter of last year.  We saw higher than expected royalties from mobile handset designs with companies like NEC, new PC models from companies such as Toshiba, and have expanded our aggregate base of licensed portable media devices through new OEMs and chip platform partners. These results also reinforced our belief in our diversification strategy.”

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“On the semiconductor front, although we had anticipated a speedier recovery, we were able to increase revenue modestly in Q2,” Yuen continued. “Conditions that have slowed the sales recovery include lower sales from our ASIC customers due to end-of-product-life transitions, price competition, and softer sales in our customer’s various markets. The slower growth in our ASP business is due to longer design-in lead times, growing numbers of emerging competitors from China, and a slower-than-expected adoption rate of our ICs.”

Business Outlook
Yuen concluded:  “For our licensing business outlook, we are pleased with the momentum we have experienced with expansion in our key market segments, and believe the first half sets a solid precedent for the trend to continue into Q3 and the remainder of the year.  With a growing OEM customer base, more models shipping from existing customers, and continued expansion into China through our bundled chip partners, we are building upon our recurring revenue base.  As for our semiconductor business, we expect that our revenue in this segment could decline or remain flat in the second half as unfavorable conditions persist and we continue to refine our long-term strategy.  Simultaneously, we are strengthening the SRS brand around the world through online, on product, on air and new consumer outreach programs, which serve to increase consumer demand for SRS audio enhancement.”

Investors can listen to the company’s conference call live today at 2:00 pm Pacific (5:00 pm Eastern) through the investor section of SRS Labs’ website http://www.srslabs.com/IREvents.asp or http://phx.corporate-ir.net/playerlink.zhtml?c=97327&s=wm&e=1101269. Please log on at least 15 minutes early to register and follow the instructions to download and install any necessary audio software.  If you are unable to listen to the live web cast, an online replay will be available shortly after the call. To listen to the call live via telephone, dial (866) 261-2650, ask for the “SRS Labs Q2 Results Conference Call,” and provide the pass code 739973.  To access the taped telephone replay, dial (866) 837-8032 and enter the same pass code.  The telephone replay will be available until August 12 at 12:00 a.m. Pacific time.

About SRS Labs, Inc.
SRS Labs is a recognized leader in the advancement of audio and voice technology.  The company works with the world’s top manufacturers to provide a richer entertainment experience through patented sound techniques.  SRS Labs’ technologies can be heard through products ranging from televisions, LCD and plasma monitors, cell phones, MP3 players, car audio systems, and notebook and desktop computers.  The company also offers hardware and software tools to professionals and consumers for the creation, production and broadcast of content featuring SRS Labs’ technologies.  Valence Technologies Limited, a Hong-Kong based subsidiary of SRS Labs, is a semiconductor company that designs and sells custom ASICs and standard ICs to leading manufacturers worldwide. Based in Santa Ana, Calif., the company also has licensing representation in Hong Kong, Japan, Europe, and Korea.  For more information about SRS Labs, Inc. please visit www.srslabs.com.  The information on the aforementioned website is not incorporated by reference into this press release.

Except for historical information contained in this release, statements in this release, including those of Mr. Yuen are forward-looking statements and projections (which include statements concerning plans and objectives of management for future operations) that are based on management’s belief, as well as assumptions made by, and information currently available to, management.  While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. Some of these factors include the general market conditions concerning the semiconductor business, the acceptance of new SRS Labs’ products and technologies, the impact of competitive products and pricing, the timely development and release of technologies by the company, general business and economic conditions, especially in Asia, and other factors detailed in the company’s Form 10-K and other periodic reports filed with the SEC.  SRS Labs specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

(Financial Tables to Follow)

SRS LABS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

Revenues:
Semiconductor	$2,521,174	$2,932,495	$4,505,737	$5,348,213
Licensing	3,539,977	2,485,404	6,804,072	5,412,731

Total revenues	6,061,151	5,417,899	11,309,809	10,760,944
Cost of sales:
Semiconductor	999,166	1,066,033	1,727,406	1,948,767
Licensing	94,838	20,407	151,183	46,544

Total cost of sales	1,094,004	1,086,440	1,878,589	1,995,311
Gross Margin	4,967,147	4,331,459	9,431,220	8,765,633
Operating expenses:
Sales and marketing	1,678,500	1,260,067	3,370,878	2,955,435
Research and development	1,207,871	1,144,926	2,389,940	2,353,613
General and administrative	1,578,029	1,484,299	3,047,258	3,038,496

Total operating expenses	4,464,400	3,889,292	8,808,076	8,347,544

Income from operations	502,747	442,167	623,144	418,089
Equity in income of investee	13,764	—	91,096	—
Other income, net	166,293	98,774	314,226	336,224

Income before income tax expense	682,804	540,941	1,028,466	754,313
Income tax expense	169,070	311,239	293,272	549,142

Net income	$513,734	$229,702	$735,194	$205,171

Net income per common share:
Basic	$0.04	$0.02	$0.05	$0.01
Diluted	$0.03	$0.01	$0.05	$0.01
Weighted average shares used in the calculation of net income per common share:
Basic	14,076,866	14,175,127	14,043,269	13,960,824
Diluted	14,881,495	15,348,428	14,950,693	16,267,317

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SRS LABS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2005	December 31, 2004

	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$6,834,871	$7,011,912
Accounts receivable, net	2,190,918	1,318,665
Inventories, net	518,355	571,280
Prepaid expenses and other current assets	1,203,830	1,337,506
Deferred income taxes	23,406	23,406

Total Current Assets	10,771,380	10,262,769
Investments available for sale	17,221,340	17,261,267
Investment in LLC	2,739,591	2,596,090
Furniture, fixtures and equipment, net	1,701,367	1,995,579
Intangible assets, net	2,604,429	2,660,955
Goodwill	533,031	533,031
Deferred income taxes	229,160	192,750

Total Assets	$35,800,298	$35,502,441

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,178,300	$984,805
Accrued liabilities	1,775,849	1,640,714
Deferred revenue	308,208	436,910
Income taxes payable	25,356	8,628

Total Current Liabilities	3,287,713	3,071,057
Commitments, contingencies, and subsequent events
Stockholders’ Equity
Preferred stock—$.001 par value; 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock—$.001 par value; 56,000,000 shares authorized;14,799,138 and 14,671,416 shares issued; and 14,125,040 and 14,229,541 shares outstanding at June 30, 2005 and December 31, 2004, respectively	14,800	14,672
Additional paid-in capital	62,969,873	62,523,292
Accumulated other comprehensive loss	(350,834)	(309,722)
Accumulated deficit	(27,117,809)	(27,853,003)
Treasury stock at cost, 674,098 and 441,875 shares at June 30, 2005 and December 31, 2004, respectively	(3,003,445)	(1,943,855)

Total Stockholders’ Equity	32,512,585	32,431,384

Total Liabilities and Stockholders’ Equity	$35,800,298	$35,502,441

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